Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Ben Haddad
858/826-6484
haddadb@saic.com

SAIC ANNOUNCES CHAIRMAN AND CEO SUCCESSION PROCESS

                (SAN DIEGO) April 8, 2003 — Science Applications International Corporation’s (SAIC) Board of Directors approved a chairman and chief executive officer (CEO) succession process proposed by its founder, chairman and CEO, Dr. J. Robert Beyster, 78, at a Board meeting held on Monday, April 7, 2003.  The succession process provides for a smooth and orderly transition to a new chairman and CEO.

                Pursuant to this process, the Board of Directors has established a Search Committee chaired by A. Thomas Young,  the former president and chief operating officer of Martin Marietta Corporation.

                “The recruiting process is now underway and the Search Committee will evaluate internal and external candidates,” said Young.

                Dr. Beyster will serve as CEO until February, 2004, unless a new CEO is elected by the Board before then.  Dr. Beyster’s current term on the Board expires in July 2004,  and he will remain chairman until a new chairman is selected by the Board.

                “SAIC has just completed its 34th year of successful operations,” said Beyster. “The company’s steady growth,  $2.2 billion cash position, and an impressive $8.4 billion in new contract awards positions our future to be as bright as our past.”

                “Our employee-owners will continue to provide solutions to nationally important problems in both the public and private sectors.  My number one priority is to work with our Board and employee-owners to provide for a smooth transition to a new chairman and CEO.  Given the strength of our company, I have every expectation that SAIC’s legacy of growth and significant contributions to our customers will continue under a new CEO’s leadership.”

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SAIC is the nation’s largest employee-owned research and engineering company, providing information technology, systems integration and eSolutions to commercial and government customers.  SAIC engineers and scientists work to solve complex technical problems in national and homeland security, energy, the environment, space, telecommunications, health care, transportation and logistics.  With annual revenues of $5.9 billion, SAIC and its subsidiaries, including Telcordia Technologies, have more than 38,000 employees at offices in more than 150 cities worldwide.  More information about SAIC can be found on the Internet at www.saic.com.

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Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements.  Some of these factors include, but are not limited to, the risk factors set forth in the Company’s Annual Report on Form 10-K for the period ended January 31, 2002, and such other filings that the Company makes with the SEC from time to time.  Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.